Exhibit 99.1

Atlas Technical Consultants, Inc. Announces Expiration and Results of
Exchange Offer and Consent Solicitation Relating to its Warrants

AUSTIN, Texas – (BUSINESS WIRE) – November 17, 2020 – Atlas Technical Consultants, Inc. (NASDAQ: ATCX) (“Atlas” or the “Company”), a leading provider of professional testing, inspection, engineering, environmental and consulting services, today announced the expiration and results of its previously announced exchange offer (the “Exchange Offer”) and consent solicitation (the “Consent Solicitation”) relating to certain of its outstanding warrants. The Exchange Offer and Consent Solicitation expired at midnight (end of day), Eastern Standard Time, on November 16, 2020.

Atlas has been advised that 19,759,386 public warrants and 3,750,000 private placement warrants, or approximately 98.80% of the outstanding public warrants and 100% of the outstanding private placement warrants, respectively, were validly tendered and not validly withdrawn prior to the expiration of the Exchange Offer and Consent Solicitation. Atlas expects to accept all validly tendered warrants for exchange and settlement on November 18, 2020. Pursuant to the Offer, the Company expects to issue an aggregate of 4,349,174 shares of its Class A common stock in exchange for the warrants. On November 18, 2020, the Company expects to have outstanding shares of class A common stock of 10,116,516, compared to 5,767,342 of class A common stock at the commencement of the Exchange Offer.

In addition, pursuant to the Consent Solicitation, the Company received the approval of approximately 99.0% of the outstanding warrants to the Warrant Amendment, which exceeds the majority of the outstanding warrants required to effect the Warrant Amendment. The Warrant Amendment was executed on November 17, 2020.

BofA Securities, Inc. was the Dealer Manager for the Exchange Offer and Consent Solicitation.

This press release shall not constitute an offer to sell, or a solicitation of an offer to buy, the securities described herein and is also not a solicitation of the related consents. The exchange offer was made only pursuant to the terms and conditions of the Prospectus/Offer to Exchange and related letter of transmittal.

About Atlas Technical Consultants

Headquartered in Austin, Texas, Atlas is a leading provider of professional testing, inspection, engineering, environmental, program management and consulting services. Under the name Atlas Technical Consultants, we offer solutions to public and private sector clients in the transportation, commercial, water, government, education and industrial markets. With approximately 140 offices in 41 states and approximately 3,300 employees, Atlas provides a broad range of mission-critical technical services, helping clients test, inspect, certify, plan, design and manage a wide variety of projects across diverse end markets. For more information, go to https://www.oneatlas.com.

Forward-Looking Statements

This press release contains certain forward-looking statements, including but not limited to, statements relating to the Company’s public offering. Forward-looking statements are based on the Company’s current expectations and assumptions. The Private Securities Litigation Reform Act of 1995 provides a safe-harbor for forward-looking statements. These statements may be identified by the use of forward-looking expressions, including, but not limited to, “expect,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” “potential,” “predict,” “project,” “should,” “would” and similar expressions and the negatives of those terms, including without limitation, risks related to customary closing conditions or other risks discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, as updated by its Quarterly Report on Form 10-Q for the quarter ended September 30, 2020 and in the preliminary prospectus related to the proposed offering filed with the Securities Exchange Commission. Prospective investors are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

Contact:

Media

Karlene Barron

770-314-5270

karlene.barron@oneatlas.com

Investor Relations

512-851-1507

ir@oneatlas.com